Exhibit 12.1

            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 2001
                      and the twelve months ended June 2001


                                                                                                                            Twelve
                                                                                                                            Months
                                                                                                                            Ended
                                                                          Year ended December 31,                            June
                                                          -------------------------------------------------------------------------
                                                  1996             1997          1998          1999           2000         2001
                                                  ----             ----          ----          ----           ----         ----
                                                 -----------------------Thousands of Dollars---------------------------------------
   Income Before Interest and Income Taxes   $  131,856      $  124,428      $ 120,946     $ 119,576      $  116,893    $ 126,510
      AFUDC - Debt funds                             58               5              0             0             440          974
          Earnings as defined                $  131,914      $  124,433      $ 120,946     $ 119,576      $  117,333    $ 127,484
                                             ==========      ==========      =========     =========      ==========    =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt              $   24,691      $   21,699      $  19,718     $  21,375      $   22,622    $  22,286
   Interest on interim  obligations               2,071             891          1,190         2,371           2,804        1,728
   Amort of debt disc, premium  and expense, net  2,087           2,281          2,100         1,989           2,047        1,997
   Other interest  charges                        1,882           4,885          8,582         7,326           7,253        7,381
   Fixed charges as defined                  $   30,731      $   29,756      $  31,590     $  33,061      $   34,726    $  33,392
                                                             ==========      =========     =========      ==========    =========



RATIO OF EARNINGS TO FIXED CHARGES                 4.29            4.18           3.83          3.62            3.38         3.82
                                                  =====           =====          =====         =====           =====         ====
